Exhibit 10.26

This document is an English translation of a document prepared in German. In case of any ambiguity, the German text shall prevail.

4th Supplement to the rental contract dated 6 June 2018

together with 1st supplement dated 16/23 July 2018,

2nd supplement dated 17/20/22 August 2018

and 3rd Supplement dated 22 October/5 November 2018

between

CureVac Real Estate GmbH, Paul-Ehrlich-Straße 15, 72076 Tübingen

- hereinafter referred to as “CureVac” -

and

HSB Vermietungs- und Verpachtungs- GmbH & Co. KG, Kaiserstraße 58, 88348 Bad Saulgau

- hereinafter referred to as “HSB” -

- CureVac and HSB are hereinafter referred to as “parties” -

Preamble

There is a rental contract between CureVac and HSB dated 6 June 2018, together with a first supplement to the rental contract dated 16/23 July 2018, a second supplement to the rental contract dated 17/20/22 August 2018 and a third supplement to the rental contract dated 22.10./5.11.2018 (hereinafter referred to collectively as the "rental contract") for two buildings still to be constructed on the land at Friedrich-Miescher-Strasse 15 in Tübingen (hereinafter referred to as the "land").

Georg Reisch GmbH & Co. KG, as general contractor on behalf of HSB, has begun construction of the buildings that have been rented to CureVac.

In accordance with the notarial purchase contract signed by the notaries Dr Schwab, Dr Weiler, Munich on 19 December 2018, the land will be taken over by Tübingen 1 Property GmbH & Co. KG. Tübingen 1 Property GmbH & Co. KG will enter into the rental contract existing between the parties.

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With this proviso, the parties agree as follows:

1.

Further planning discussions have taken place between CureVac and HSB to revise the existing plans for rental property 1 and rental property 2.

The plans which are annexed to supplement 3 and which define HSB's obligation to construct rental property 1 and rental property 2 shall be replaced by the parties by agreement with revised and amended planning documents agreed between the parties. HSB's obligation to build rental property 1 and rental property 2 is now based exclusively on the amended plans attached as Annex 1 to this 4th supplement.

The increased/reduced costs associated with the plan changes are recorded in an increased/reduced cost list. Insofar as this cost calculation results in increased costs compared to the original plans on which the original rental contract dated 6 June 2019 was based, these additional costs will be borne by CureVac as special requests by the tenant and paid to HSB. Any reduced costs will be reimbursed by HSB to CureVac. The invoice for the increased/reduced costs will be made in an invoice separate from the rental contract. The list of increased/reduced costs is dated 20.09.2019 and is available to the parties. As far as further changes to the plans, which lead to further increased/reduced costs, are agreed between the parties, this is done by a corresponding project change request, which must be approved by CureVac before the further change to the plans is carried out.

2.

The above-mentioned changes to the plans make it necessary to obtain a building permit from the city of Tübingen on 23 August 2018. The flat-rate fee charged by the planners to HSB for this will be reimbursed to HSB by CureVac on the basis of the offer made by Bodamer Faber Architekten on 25 February 2019, Annex 2 to this 4th supplement.

3.

The caretaker provided for under Section 6 of the rental contract in conjunction with Annex 8 No. 14 is not required, with the result that HSB does not have to provide a caretaker and CureVac does not have to bear any costs for a caretaker within the scope of operational costs.

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Bad Saulgau,	10.23.2019	Tübingen,	[10.10.19]

/s/ HSB Vermietungs- und Verpachtungs- GmbH & Co. KG		/s/ Dr Florian von der Mülbe]
[Stamp of HSB Vermietungs- und Verpachtungs- GmbH & Co. KG]		CureVac Real Estate GmbH (tenant) Dr Florian von der Mülbe Management
HSB Vermietungs- und Verpachtungs- GmbH & Co. KG
(landlord)

		Tübingen,	[10.10.19]

(Joint and several debtor together with CureVac Real Estate GmbH)

Annex 1

Anlage 1 zu NA 4	Annex 1 to NA 4
Architekt	Architect
Außenanlagen lt. Außenanlagenplan	Outdoor facilities as per outdoor facilities plan

The remainder of annex 1 is illegible.

Annex 2

Bodamer Faber Architekten BDA

PartGmbB

Dip. Eng. Hansjörg Bodamer

Dip. Eng. Achim Bodamer

Dip. Eng. (FH) Alexander Faber

Schlosserstrasse 2

70180 Stuttgart

Tel. 0711-6647-512-0

Fax 0711-6647-512-99

architekten@bodamer-faben.net

www.bodamer-faben.net

Bodamer Faber Architekten BDA PartGmbB Schlosserstrasse 2, 70180 Stuttgart

HSB Vermietungs- & Verpachtungs-GmbH

Kaiserstraße 58

88348 Bad Saulgau

Stuttgart, 25th February 2019

New build of offices, logistic and laboratories CureVac in Tübingen

Fee offer NA 03

NA 03.01 Additional expenditure for revision of building application

Dear Mr Kraus,

With reference to our offer from 22.06.18 (Pos. NA 01.01) and 26.11.18 (NA02.01), we take the liberty of extending our previous offer on the basis of the supplementary items.

The reason: The time originally calculated for changing and compiling the building application documents is not sufficient at the current processing stage.

NA 03.01 "Coordination, changing of all building application documents" by tenant "CureVac”

Additional expenditure to NA 01.01 and NA 02.01
Adaptation of all planning and construction documents, despatched to Reisch (company)
Additional expenditure for building application	35h
Total additional expenditure	35h
Hourly rate:	85 €/h
Total, net:	2,975.00 €
Plus ancillary costs 5%:	148.75 €
Total, net:	3,123.75 €

Yours sincerely,

/s/ Alexander Faber Freier Architekt

…………………………………………………………………………….

Dip. Eng. (FH) Alexander Faber Freier Architekt

Bodamer Faber Architekten BDA PartGmbB

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